UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                        Commission File Number: 1-11769
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                         Key Production Company, Inc.
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            (Exact name of registrant as specified in its charter)


      707 Seventeenth Street, Suite 3300, Denver, CO 80202 (303) 295-3995
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.25 per share
                         Common Stock Purchase Rights
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           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(l)(i)   |_|     Rule 12h-3(b)(1)(i)    |X|
            Rule 12g-4(a)(1)(ii)  |_|     Rule 12h-3(b)(1)(ii)   |_|
            Rule 12g-4(a)(2)(i)   |_|     Rule 12h-3(b)(2)(i)    |_|
            Rule 12g-4(a)(2)(ii)  |_|     Rule 12h-3(b)(2)(ii)   |_|
                                          Rule 15d-6             |_|

         Approximate number of holders of record as of the certification or notice date:

                               Common Stock - 1
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Key Production Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 30, 2002               By:    /s/ F.H. Merelli
     ------------------------               ---------------------------------
                                            Name:  F.H. Merelli
                                            Title: Chairman, President and Chief
                                                   Executive Officer